                                                           EXHIBIT 10.28





                            STOCK PURCHASE AGREEMENT

                                    BETWEEN

                           UNITED DENTAL CARE, INC.,


                                  AS PURCHASER

                                      AND

                                      UICI


                                   AS SELLER,




                                     AS OF
                               SEPTEMBER 10, 1996

                               TABLE OF CONTENTS


ARTICLE 1            DEFINED TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

       1.1           Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
       1.2           Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 2            PURCHASE AND SALE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

       2.1           Agreement to Sell and Purchase . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       2.2           Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       2.3           Earnest Money  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE 3            REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

       3.1           Authority Relative to This Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       3.2           Title to Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       3.3           Absence of Breach; Consents - Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       3.4           Due Organization of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       3.5           Subsidiaries/Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       3.6           Absence of Breach; Consents - Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       3.7           Capitalization of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
       3.8           Licenses/Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
       3.9           Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
       3.10          No Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
       3.11          No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
       3.12          Title to and Condition of Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
       3.13          Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
       3.14          Real Property Leases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
       3.15          Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
       3.16          Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                     (a)       Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                     (b)       Dentists' Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                     (c)       Other Provider Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                     (d)       Employer Group Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                     (e)       Management Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                     (f)       Copies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
       3.17          Employees, Et Cetera . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       3.18          Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       3.19          Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       3.20          Accounts Payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       3.21          Broker's and Finder's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       3.22          Labor Practices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       3.23          Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  12

       3.24          Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       3.25          Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       3.26          Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       3.27          Transactions With Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       3.28          Improper Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       3.29          Compliance with Insurance Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       3.30          Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE 4            REPRESENTATIONS AND WARRANTIES OF PURCHASER  . . . . . . . . . . . . . . . . . . . . . . . . . .  16

       4.1           Due Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
       4.2           Corporate Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
       4.3           Absence of Breach; No Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
       4.4           Investment Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
       4.5           Broker's or Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE 5            COVENANTS OF THE SELLER AND THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

       5.1           Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
       5.2           Access and Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
       5.3           No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
       5.4           Conduct of Business Prior to Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       5.5           Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
       5.6           Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
       5.7           Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
       5.8           Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
       5.9           Breach of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
       5.10          No Transfer of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
       5.11          Updating of Exhibits and Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE 6            COVENANTS OF PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

       6.1           Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
       6.2           Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
       6.3           Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
       6.4           Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
       6.5           Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
       6.6           Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE 7            CONDITIONS TO OBLIGATIONS OF SELLER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

       7.1           Conditions to Obligations of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE 8            CONDITIONS TO OBLIGATIONS OF PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

       8.1           Conditions To Obligations of Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE 9            CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

       9.1           Date of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
       9.2           Actions by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                     (a)       Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                     (b)       Marketing Affiliation Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                     (c)       Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
       9.3           Actions by Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                     (a)       Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                     (b)       Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE 10           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY; POST-CLOSING MATTERS  . . . . . . . . . .  28

       10.1          Representations and Warranties to Survive  . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
       10.2          Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                     (a)       Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                     (b)       Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
       10.3          Indemnity Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
       10.4          Limitations on Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                     (a)       General Threshold  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                     (b)       Time Limits for Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                     (c)       Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
       10.5          Remedies; Default; Notice and Cure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
       10.6          Severance Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
       10.7          Change of Control Application  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE 11           NON-COMPETITION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

       11.1          Covenant Not to Compete; Non-Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
       11.2          Permitted Activities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
       11.3          Non-Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
       11.4          Nondisparagement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
       11.5          Reasonableness; Reformation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
       11.6          Remedies for Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE 12           TERMINATION; WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

       12.1          Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                     (a)       Mutual Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                     (b)       By Purchaser or Seller: Condition Precedent  . . . . . . . . . . . . . . . . . . . . .  34

                     (c)       By Purchaser or Seller: Representations, Warranties and Covenants  . . . . . . . . . .  34
       12.2          Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE 13           CERTAIN DEFINED TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

       13.1          Affiliate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
       13.2          Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
       13.3          Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
       13.4          Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
       13.5          Closing Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
       13.6          Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
       13.7          Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
       13.8          Counsel to Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
       13.9          Counsel to Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
       13.10         ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
       13.11         GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
       13.12         Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
       13.13         Multiemployer Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
       13.14         Payables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
       13.15         PBGC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
       13.16         Pension Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
       13.17         Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
       13.18         Welfare Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE 14           MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

       14.1          Further Instruments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
       14.2          Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
       14.3          Entire Agreement; Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
       14.4          Binding Effect/Assignability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
       14.5          Exhibits/Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
       14.6          Invalid Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
       14.7          Headings/Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
       14.8          Waiver; Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
       14.9          Attorney's Fees and Costs.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
       14.10         Time.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
       14.11         Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
       14.12         Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

LIST OF EXHIBITS

Exhibit A - Earnest Money Escrow Agreement



LIST OF SCHEDULES

Schedule 3.4               -      States Where Company Qualified
Schedule 3.5               -      Subsidiaries/Investments
Schedule 3.8               -      Licenses, Etc.
Schedule 3.9               -      Financial Statements
Schedule 3.10              -      Adverse Changes
Schedule 3.11              -      Undisclosed Liabilities
Schedule 3.12              -      Title Encumbrances
Schedule 3.13              -      Litigation
Schedule 3.14              -      Real Property Leases
Schedule 3.15              -      Intellectual Property
Schedule 3.16A             -      Material Contracts
Schedule 3.16B             -      Dental Provider Contracts
Schedule 3.16C             -      Other Provider Contracts
Schedule 3.16D             -      Employer Group Contracts
Schedule 3.16E             -      Management Contracts
Schedule 3.17              -      Employees, Etc.
Schedule 3.18              -      Employee Benefit Plans
Schedule 3.19              -      Receivables
Schedule 3.20              -      Payables
Schedule 3.23              -      Insurance
Schedule 3.24              -      Consents
Schedule 3.25              -      Environmental Matters
Schedule 3.26              -      Taxes
Schedule 3.27              -      Transactions with Affiliates

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement (this "Agreement") is made as of the 10th day of September, 1996 (the "Effective Date") by and between United Dental Care, Inc., a Delaware corporation ("Purchaser") and UICI, a Delaware corporation ("Seller").

         WHEREAS, the Seller owns all the issued and outstanding shares of capital stock (the "Shares") of Association Dental Plan, Inc., a District of Columbia corporation (the "Company"); and

         WHEREAS, subject to the terms and conditions hereinafter set forth, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Shares;

         NOW, THEREFORE, in consideration of the premises and the mutual terms and conditions herein contained, the parties hereby agree as follows:


                                   ARTICLE 1
                            DEFINED TERMS/SCHEDULES

       1.1 Defined Terms. As used in this Agreement, capitalized terms shall have the meanings expressly set forth herein for such terms, and variants and derivatives of such defined terms shall have correlative meanings. To the extent that certain of the defined terms set forth herein express agreements between or among parties to this Agreement, the parties agree to the same by execution of this Agreement.

       1.2 Schedules. References to a Schedule shall include any applicable disclosure expressly set forth on the face of any other Schedule even if not specifically cross-referenced to such other Schedule. It is specifically acknowledged by the parties hereto that certain agreements and documents listed on the Schedules are not to be delivered herewith, but were previously or will be delivered or made available to Purchaser or its representatives in connection with the due diligence investigation of the Company conducted by Purchaser and its representatives prior to Closing. All such agreements and documents made available or delivered to Purchaser by the Seller shall be originals or true and correct copies of the originals of all such agreements and documents. Each Schedule shall be considered a part hereof as if set forth herein in full; provided, however, that the representations and warranties of Seller set forth in this Agreement shall not be affected or deemed modified, waived or limited in any respect by information contained in any agreement or document listed or referenced in the Schedules unless and only to the extent that any qualification, modification, exception or limitation to any representation and warranty of the Seller is expressly set forth on the face of a Schedule.

                                   ARTICLE 2
                               PURCHASE AND SALE

       2.1 Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants herein set forth, at the Closing the Seller shall sell to Purchaser, and Purchaser shall purchase from the Seller, the Shares, free and clear of any and all liens, claims, options, charges, pledges, security interests, voting agreements or trusts, encumbrances or other restrictions or interests of any kind or nature whatsoever (collectively, "Claims").

       2.2 Purchase Price. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants herein set forth, the Purchaser shall pay at the Closing, by certified or cashier's check (or by wire transfer in accordance with directions given to Purchaser by Seller not less than two (2) business days prior to the Closing
Date), as consideration for the Shares, an aggregate purchase price in an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Purchase Price").

       2.3 Earnest Money. Simultaneously with the execution and delivery of this Agreement, Purchaser shall deposit the sum of Two Hundred Thirty Thousand Dollars ($230,000) as earnest money (the "Earnest Money") with Texas Commerce Bank National Association (the "Escrow Agent") to be held in trust pursuant to the terms and conditions of that certain Earnest Money Escrow Agreement, a copy of which is attached hereto as Exhibit A (the "Escrow Agreement"). The Escrow Agreement shall be executed and delivered by the parties thereto simultaneously with the execution and delivery of this Agreement. It is expressly agreed that the Earnest Money shall be applied strictly in accordance with the terms of the Escrow Agreement.


                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

       Seller represents and warrants to Purchaser that, as of the Effective Date and as of the Closing Date:

       3.1 Authority Relative to This Agreement. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller enforceable in accordance with its terms. The other agreements to be executed and delivered by the Seller pursuant to this Agreement will be valid and binding agreements of the Seller enforceable in accordance with their respective terms when so executed and delivered by the Seller. Seller has all requisite power and authority to enter into this Agreement and the other agreements to be executed and delivered by Seller pursuant to this Agreement. The execution, delivery and performance of this Agreement by Seller and the other agreements to be executed and delivered by Seller pursuant to this Agreement has been duly authorized by all requisite corporation action.

       3.2 Title to Stock. Seller is the unconditional sole legal, beneficial, record and equitable owner of the Shares, free and clear of any and all Claims. At the Closing, Seller will convey to Purchaser valid and marketable title to the Shares free and clear of any and all Claims.

       3.3 Absence of Breach; Consents - Seller. The execution, delivery, and performance of this Agreement and the other agreements to be executed and delivered pursuant to this Agreement by the Seller does not and will not: (i) contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other governmental authority which affects or binds the Seller or the Shares, (ii) conflict with or result in a breach of or default under any indenture, loan or credit agreement or any other agreement or instrument to which the Seller is a party or by which the Seller or the Shares are bound, (iii) violate any law, rule or regulation applicable to Seller or the Shares, (iv) except for the consents reflected in Schedule 3.24, require the authorization, consent, approval or license of, or a filing with, any third party or entity (governmental or otherwise).

       3.4 Due Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the District of Columbia with all requisite corporate power and authority to conduct its respective business operations as now being conducted. The Company is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction listed in Schedule 3.4. There are no jurisdictions where the Company is not so authorized where the failure to be so authorized would have a material adverse effect on the business or operations of the Company. Seller has delivered to Purchaser complete and correct copies of the articles of incorporation and bylaws of the Company as amended to and in effect on the Effective Date. The Company is not in default under or in violation of any term or provision of its articles of incorporation or bylaws.

       3.5     Subsidiaries/Investments.  Except as set forth in Schedule
3.5, the Company has no subsidiaries, whether direct or indirect. The Company has no equity interest or investment in, and does not possesses any other right or obligation to purchase any equity or other investment in, and is not a partner of or joint venturer with, any other person or entity.

       3.6 Absence of Breach; Consents - Company. Except for the consents reflected on Schedule 3.24, the execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, certificates and documents contemplated hereby does not, on the date hereof, and will not on the Closing Date, (i) violate any decree or judgment of any court or governmental authority which may be applicable to the Company; (ii) violate any law, rule or regulation, or any decree or judgment of any court or governmental authority binding on the Company; (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, or result in the creation of any encumbrance upon, any of the assets of the Company under any of the terms, conditions, or provisions of any contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which the Company is a party, or by which the Company or its assets is bound; (iv) permit the acceleration of the maturity of any indebtedness of the Company; and (v) violate or conflict with any provision of the articles of incorporation or bylaws of the Company and (vi) require the authorization, consent, approval, license of, or a filing with, any third party or entity (governmental or otherwise).

       3.7 Capitalization of the Company. The authorized capital stock of the Company consists of One Thousand (1,000) shares of common stock, $0.01 par value per share, of which 500 shares are validly issued and outstanding, fully paid, and nonassessable. All of the issued and outstanding shares of common stock of the Company are owned beneficially and of record by the Seller. The Company has provided to the Purchaser a correct and complete copy of the stock registry of the Company listing all stockholders of the Company and the outstanding share certificates and total number of shares issued to each stockholder of the Company. The Company has no other capital stock authorized for issuance and has no treasury shares. There are no outstanding options, warrants, convertible instruments, or other rights, agreements, or commitments to issue or acquire any shares of common stock or any other security constituting, or convertible or exchangeable into, capital stock of the Company. Since the date of the Company Balance Sheet, no shares of the Company's capital stock, no options, warrants, or other rights, agreements, or commitments (contingent or otherwise) obligating the Company to issue shares of capital stock, and no other securities or instruments convertible or exchangeable into shares of capital stock, have been executed or issued by the Company. The Company has not granted and is not a party to any agreement granting preemptive rights, rights of first refusal, or registration rights with respect to its outstanding capital stock or any capital stock of the Company to be issued in the future. The Company is not bound by any exclusive agency or indemnity agreement applicable to the issuance of shares of its capital stock after the Effective Date.

       3.8 Licenses/Compliance with Law. The Company has the lawful authority and all federal, state or local governmental authorizations, certificates of authority, licenses or permits necessary for or required to conduct its respective business as such is presently being conducted. Schedule
3.8 contains a list and description of all authorizations, certificates of authority, licenses and permits, including those granted or derived from governmental sources, issued or granted to the Company. For the proper conduct of its business, the Company is not required to obtain any additional certificates of authority, permits, licenses or similar authorizations from any governmental authority other than has already obtained as listed on Schedule
3.8. There are no pending or, to the knowledge of the Seller, threatened legal, administrative, arbitration or other actions, notices, or proceedings and no pending or, to the knowledge of the Seller, threatened governmental investigations by any federal, state or local government or any subdivision thereof or by any public or private group which assert or allege any violation of or non-compliance with any governmental requirements or which would have the effect of limiting, prohibiting or changing the business operations of the Company as authorized by the authorizations, certificates of authority, licenses and permits set forth on Schedule 3.8 and as presently conducted by the Company. The Company maintains statutory reserves that satisfy the requirements of all applicable governmental laws, rules and regulations applicable to the Company, if any. The Company has made all filings with governmental agencies required for the conduct of its respective business including, without limitation, to the extent applicable all annual reports, all holding company statements required to be filed with insurance or similar regulatory agencies and all filings required to conduct its business operations as presently conducted by the Company. There are no judgments against the Company, and no orders, rules, consent decrees or injunctions of any court, governmental department, commission, agency or instrumentality by which the Company is bound or to which the Company is subject. The Company has not entered into and is not subject to any judgment, consent decree, compliance order or administrative order with respect to any insurance, health maintenance organization or other similar law or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any insurance or other similar law or the enforcement of any such law. Neither the Company's operations nor any of the assets owned, leased, occupied or used by the Company in the operation of its business materially violates or fails to comply in any material respect with any applicable federal, state or local insurance, health maintenance organization, or dental referral plan statutes, laws, rules or regulations or, to the knowledge of Seller, any applicable federal, state or local health, fire, environmental, safety, zoning, building or other codes, laws, rules or regulations, and the Company has not received any notice of any alleged violations thereof.

       3.9 Financial Statements. The Company has delivered to Purchaser a copy of (i) the unaudited financial statements of the Company as of December 31, 1993, 1994 and 1995 consisting in each case of a balance sheet at each such respective date, and the related statements of income, changes in stockholders' equity and cash flows for the applicable twelve (12) month period then ended and (ii) unaudited financial statements of the Company as of June 30, 1996 (the "Balance Sheet Date") consisting of a balance sheet of the Company at such date (the "Company Balance Sheet") and the related statements of income, changes in stockholders' equity and cash flows for the applicable month and year-to-date period then ended. Complete and accurate copies of all such financial statements are attached as a part of Schedule 3.9 (the "Financial Statements"). The Financial Statements present fairly in all material respects the financial position of the Company, and the results of the operations, changes in stockholders' equity and cash flows of the Company, as of the respective dates thereof and for the respective periods covered thereby, in conformity with generally accepted accounting principles ("GAAP"). Except as set forth in the Company Balance Sheet included in the Financial Statements, as of the Balance Sheet Date there were no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, which are required by GAAP to be set forth in a balance sheet of the Company which have not been so set forth in the Company Balance Sheet. The Financial Statements were prepared from the books and records of the Company. There are no assets shown on the Company Balance Sheet which are valued thereon at an amount materially in excess of their fair value as of the Balance Sheet Date. At the Balance Sheet Date, the Company owned each of the assets included in the Company Balance Sheet. From the date hereof through the Closing Date, the Company will continue to prepare monthly and year-to-date unaudited financial statements on the same basis and will promptly deliver the same to Purchaser. The foregoing representations will be applicable to all such monthly unaudited financial statements so prepared and delivered.

       3.10 No Adverse Change. Except as set forth on Schedule 3.10, since the Balance Sheet Date, the business of the Company has been conducted only in the ordinary course and there has not been (i) any material adverse change in the financial condition, business, properties, assets, or results of operations of the Company (financial or otherwise) exclusive of any general economic factors affecting the prepaid dental plan industry in general; (ii) any material loss or damage (whether or not covered by insurance) to any of the assets of the Company which materially affects or impairs the ability of the Company to conduct its business as previously conducted or any other event or condition of any character which has materially and adversely affected the business or operations of the Company;
(iii) the attaching, placing or granting of, or the agreement to attach, place or grant, any encumbrance on any of the assets of the Company; (iv) any sale or transfer of any material portion of the assets of the Company; (v) any material changes in the terms of any material contract of the Company; (vi) any material change in the accounting systems, policies or practices of the Company; (vii) any waiver by or on behalf of the Company of any rights which have any material value; (viii) no taking under condemnation or right of eminent domain of any of the assets of the Company; (ix) any entry into or termination of any material commitment, contract, agreement, or transaction (including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material assets) by the Company; (x) any redemption, repurchase, or other acquisition of any of its capital stock by the Company, or any issuance of capital stock of the Company or of securities convertible into or rights to acquire any such capital stock; (xi) any dividend or distribution declared, set aside or paid on capital stock of the Company; (xii) any transfer or right granted by the Company of or under any material lease, license, agreement, patent, trademark, trade name, service mark or copyright; (xiii) any sale or other disposition of any material asset of the Company, or any mortgage, pledge, or imposition of any lien or other encumbrance on any material asset of the Company, or any agreement relating to or contemplating any of the foregoing not in the ordinary and usual course of business; (xiv) any default or breach by the Company in any material respect under any contract, license, or permit; or (xv) any material increase in the statutory reserves required to be maintained by the Company. Since the Balance Sheet Date, the Company has conducted its business only in the ordinary and usual course of business and, without limiting the foregoing, no changes have been made in (i) employee compensation levels, (ii) the manner in which employees of the Company are compensated, (iii) supplemental benefits provided to any employees, or (iv) the employment of any employees of the Company.

       3.11 No Undisclosed Liabilities. True and correct copies of all notes, agreements or other documents evidencing the outstanding indebtedness of the Company, as amended to and in effect on the Effective Date, have been delivered to Purchaser by the Company. The Company has no liabilities which are not adequately reflected or reserved against on the face of the Company Balance Sheet, except liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice which, in the aggregate, would not have a material adverse effect on the condition (financial or otherwise), assets or business of the Company. Schedule 3.11 hereto sets forth each liability of the Company in an amount in excess of $10,000 and each person to whom the aggregate amount of liabilities owed to such person by the Company exceeds $10,000.

       3.12    Title to and Condition of Properties.  Except as disclosed in
Schedule 3.12 hereto, the Company has good, marketable, and insurable title, or valid, effective and continuing leasehold rights in the case of leased property, to all of the assets reflected on the Company

Balance Sheet and all personal property owned or leased by it or used by it in the conduct of its business in such a manner as to create the appearance or reasonable expectation that the same is owned or leased by it, free and clear of all liens, security interests, restrictions, claims, encumbrances, and charges. The Seller does not know of any potential action or assertion of rights, including condemnation, by any party, governmental or other, and no proceedings with respect thereto have been instituted of which the Seller has notice, that would materially affect the ability of the Company to utilize each of such assets in its business. The Company has not received any notices of default or other violations from any mortgagee regarding any properties leased by the Company. Schedule 3.12 hereto contains a detailed listing of all material assets of the Company. The assets now owned by the Company constitute all assets reasonably necessary to enable Purchaser to conduct the business and operations of the Company on substantially the same terms as such business has been conducted historically. Except as disclosed in Schedule 3.12, all such assets are well maintained and in good operating condition, except for normal wear and tear.

       3.13 Litigation. Except as set forth on Schedule 3.12 hereto, (i) no material investigation or review by any governmental entity with respect to the Company is pending or, to the knowledge of the Seller, threatened, nor has any governmental entity indicated to the Company an intention to conduct the same; and (ii) there is no action, suit, or administrative, condemnation, arbitration or other proceeding (including proceedings concerning labor disputes or grievances or union recognition) pending or, to the knowledge of the Seller, threatened against or affecting the Company to which the Company is a party, at law or in equity, before any federal, state, or municipal court or other governmental department, commission, board, bureau, agency, or instrumentality. The Company is not now, and has not been, a party to any injunction, order or decree restricting the method of the conduct of its business or the marketing of any of its products or services.

       3.14 Real Property Leases . Schedule 3.14 lists all leases of real property to which the Company is a party (the "Real Property Leases").
Accurate and complete copies of the Real Property Leases, as amended to the Effective Date, have been delivered to Purchaser. Except as disclosed on
Schedule 3.14, to the knowledge of the Seller, all land, buildings, facilities and other structures and improvements subject to the Real Property Leases are in compliance with any applicable zoning, environmental or health laws and regulations or any other similar law, statute, regulation or ordinance. The Company is the lessee and in peaceful and undisturbed possession of the property subject to the Real Property Leases. To the knowledge of the Seller, all covenants or other restrictions (if any) to which any of the property leased to the Company pursuant to the Real Property Leases are being properly performed and observed in all material respects by the Company, and the Company has not received any notice of violation (or claimed violation) thereof which has not been resolved. The Company has delivered to Purchaser true, correct and complete copies of all reports or audits of any engineers, environmental consultants or other consultants in its possession relating to any of the Real Property Leases. There is no pending or, to the knowledge of the Seller, any threatened proceeding or governmental action to condemn or take by the power of eminent domain (or to purchase in lieu thereof) all or any part of the property subject to the Real Property Leases which is material to the operations of the Company as presently conducted. The Company does not own any real property.

       3.15 Intellectual Property. Schedule 3.15 is an accurate and complete list of all tradenames that the Company uses in its business operations. The Company has no United States and foreign patents, patent applications, patent licenses, trademarks, and service mark registrations (and applications therefor), and has no copyrights and copyright registrations (and applications therefor), trade secrets, inventions, processes, designs, know-how and formula which are owned or licensed for use by the Company and utilized by the Company in the business or operations of the Company as presently conducted. There is no adverse claim against the Company, or to the knowledge of the Seller, any threatened litigation or claim of infringement. To the knowledge of the Seller, the Company does not utilize any intellectual or proprietary trade secret information which infringes any trademark, tradename, service mark, copyright or patent of another, and the Company has not received any notice contesting its right to use any trade name now used by it in connection with its business or the operation thereof. The Company has not granted any license to a third party in respect of any intellectual property.

       3.16    Contracts.

               (a) Material Contracts. Schedule 3.16A lists all material contracts or agreements of the following types to which the Company is a party or by which the Company is bound:

               (i)    other than the contracts described in subparagraphs
       (b) and (c) below any contract or agreement with a dentist or other health provider or any partnership or professional association or corporation owned by dentists or other health providers and any contract or agreement with any indemnity insurers, health maintenance organizations or other prepaid dental plans;

               (ii) any contract or agreement which is not terminable upon thirty (30) days or less notice or which obligates the Company to the payment of more than $10,000 including, without limitation, loan agreements;

               (iii) any contract or agreement for the maintenance, purchase or sale of equipment or capital assets having a value in excess of $25,000;

               (iv) any power of attorney (other than routine powers given to governmental officials authorizing service of process);

               (v)    any lease of personal property;

               (vi) any guaranty, suretyship agreement or other agreement relating to any contingent liability.

               (vii)  any contract with an independent agent or broker who sells the prepaid dental plans of the Company;

               (viii) any contract or agreement with independent consultants;

               (ix) any contract, agreement voting trust or proxy among or by the stockholders of the Company;

               (x) any contract or agreement restricting the method by which the Company conducts its business or the marketing of any of its products or services; and

               (xi) any contract or agreement between the Company and any stockholder of the Company or any other affiliate of the Company or a stockholder of the Company.

               (b) Dentists' Contracts. Schedule 3.16B (i) includes copies of representative forms of all dentist and other dental provider agreements to which the Company is a party and (ii) lists all dentist and other dental provider agreements executed by the Company. Except for any agreement as to which a copy thereof is specifically included as a part of Schedule 3.16B, the agreements listed in Schedule 3.16B are in all material respects in the same form as one of the representative forms of such agreements provided as a part of Schedule 3.16B.

               (c) Other Provider Contracts. Schedule 3.16C (i) includes copies of representative forms of all other health provider agreements to which the Company is a party and (ii) lists all other health provider agreements executed by the Company. Except for any agreement as to which a copy thereof is specifically included as a part of Schedule 3.16C, all of the agreements listed in Schedule 3.16C are in all material respects in the same form as one of the representative forms of such agreements provided as a part of Schedule 3.16C.

               (d) Employer Group Contracts. Schedule 3.16D (i) includes copies of representative forms of all employer group agreements to which the Company is a party and (ii) lists all employer group agreements to which the Company is a party and the number of participants for each such employer. Except for any agreement as to which a copy thereof is specifically included as a part of Schedule 3.16D, all of the agreements listed in Schedule 3.16D are in all material respects in the same form as one of the representative forms and such agreements provided as a part of Schedule 3.16D.
Schedule 3.16D also sets forth the premium rates for the largest twenty (20) in revenues of the employer group agreements in each state in which the Company conduct business operations and the monthly premium revenues of each employer group agreement listed in Schedule 3.16D.

               (e) Management Contracts. Schedule 3.16E sets forth all management, marketing, administrative services, data processing and third party administration contracts to which the Company is a party.

               (f) Copies. True and correct copies of all such contracts referred to in Schedules 3.16A, 3.16B, 3.16C 3.16D, and 3.16E have been made available for inspection by Purchaser and, except to the extent disclosed on Schedules 3.16A, 3.16B, 3.16C, 3.16D, and 3.16E, as of the date of this Agreement, (i) all of the contracts listed on such Schedules are in full force and effect, (ii) the Company has not received any notice of cancellation with respect to any such contract or been advised that the other party thereto intends to cancel any such agreement, (iii) there are no material outstanding disputes under such contracts, (iv) each such contract is with an unrelated third party entered into on an arms-length basis in the ordinary course of business, (v) there are no material defaults under any of such contracts, and (vi), to the knowledge of the Seller, to the extent required by any law or regulation have been filed with and approved by all governmental regulatory agencies.

               (g) None of the Companies or any of their respective Subsidiaries (i) has any liability for renegotiation of government contracts or subcontracts, (ii) has been suspended or debarred from bidding on contracts or subcontracts with any federal, state or local agency or governmental authority,
(iii) has been audited or investigated by any such agency or authority with respect to contracts entered into or goods and services provided by any of the Companies or any of their respective Subsidiaries or (iv) has had a contract terminated by any such agency or authority for default or failure to perform in accordance with applicable standards.

       3.17 Employees, Et Cetera. Schedule 3.17 hereto lists in accurate and complete detail all employees of the Company as of the Effective Date, their job titles, annual rates of compensation, accrued vacation, holiday and sick leave as of such date, other fringe benefits, if any, a description of any severance pay arrangements, if any, and the amounts payable with respect to such accrued vacation, holiday and sick leave as of the Effective Date and the rate at which such vacation, holiday and sick leave will accrue after the Effective Date. Except as shown on Schedule 3.17, the Company is not bound by any written contract of employment with any of its employees and all oral employment contracts are terminable at will, subject to applicable law, or by any consulting or similar agreements. The Company is not a party to any employment or other agreement, whether written or oral, pursuant to which the Company has agreed to make a loan to, or guarantee any loan of, any employee or relating to any bonus, deferred compensation, severance pay or similar plan, agreement, arrangement or understanding except as reflected in Schedule 3.17. Except as listed on Schedule 3.17 or Schedule 4.15 hereof, the Company has no Welfare Plan, Pension Plan, or any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, medical, dental, life insurance, accident, or other employee benefit or compensation plan, agreement, arrangement, practice or policy with respect to employees.
The Company has complied with all requirements of Sections 6001 through 6008 of the ERISA and Section 4980B of the Code with respect to itself and its employees. The Company is not bound, and following the Closing will not be bound, by any express or implied contract or agreement to employ, directly or as a consultant or otherwise, any person for any specific period of time or until any specific age except as specified in the written agreements identified in Schedule 3.18.

       3.18    Employee Benefit Plans.  Except as disclosed in Schedule 3.18:

               (a) The Company does not maintain or contribute to, and has not in the past maintained or contributed to, any Pension Plan or Welfare Plan, except as a described on Schedule 3.18, nor is the Company presently, or has it ever been, a participating employer in any Multiemployer Plan.

               (b)    With respect to each Pension Plan and each Welfare
Plan listed on Schedule 3.18, to the knowledge of the Seller: (i) there is no fact, including, without limitation, any reportable event, that exists that would constitute grounds for termination of such plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such plan, in each case as contemplated by ERISA; (ii) neither the Company nor any Subsidiary nor any fiduciary, trustee, or administrator of any such Pension Plan or Welfare Plan, has engaged in a prohibited transaction that would subject the Company to any material tax or any material penalty imposed by ERISA or the Code; (iii) neither the Company has not incurred any material liability to the PBGC (other than for payment of premiums); (iv) the Company has contributed all amounts thereto it is required to contribute under the terms of the plan in question and applicable law, and there is no accumulated funding deficiency with respect to any such Pension Plan, whether or not waived, other than routine, non-contested claims for benefits. There is not any pending or, to the knowledge of the Seller, threatened claim by or on behalf of any Pension Plan or Welfare Plan, by any employee or former employee covered or previously covered under any Pension Plan or Welfare Plan, or otherwise involving any Pension Plan or Welfare Plan.

                 (c) There has been no termination of any Pension Plan or Welfare Plan by the Company that has occurred during the five-year period ending on the date hereof.

                 (d) The Company has no knowledge of any material liability being incurred under Title IV of ERISA by the Company with respect to any Pension Plan maintained by a trade or business (whether or not incorporated) which is under common control with, or part of a controlled group of corporations with, the Company, within the meaning of Sections 414(b) or (c) of the Code.

                 (e) No Welfare Plan listed on Schedule 3.18 is funded with a trust or other funding vehicle, other than insurance policies.

                 (f) Each Welfare Plan, Pension Plan, and any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, medical, dental, life insurance, accident, or other employee benefit or compensation plan, agreement, arrangement, practice, or policy with respect to employees maintained by or contributed to by the Company is maintained, administered, and operated in accordance with all applicable laws, including but not limited to, ERISA and the Code.

                 (g) Each Pension Plan listed on Schedule 3.18 which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of each such Pension Plan as amended to comply with the Tax Reform Act of 1986 and all applicable, subsequent legislation, and, to the knowledge of the Seller, no event has occurred since the date of such favorable determination letter that would adversely affect such qualification.

                 (h) No bonus, severance pay, or any other employee benefit under any Welfare Plan, Pension Plan, or any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, or other employee benefit or compensation plan, agreement, arrangement, practice, or policy with respect to employees maintained by or contributed to by the Company is payable or exercisable as a result of the transaction contemplated by this Agreement, and the payment, exercise, or vesting of any such bonus, severance pay, or employee benefit will not be accelerated or otherwise enhanced by such transaction.

True, correct and complete copies of each Pension Plan and Welfare Plan listed on Schedule 3.18 as amended to and in effect on the date hereof; any agreements entered into in connection with each such Pension Plan and Welfare Plan; the most recent annual report filed with the Internal Revenue Service for each such Pension Plan and Welfare Plan; the most recent actuarial report, if any, for each such Pension Plan and Welfare Plan; the most recent summary plan description, together with each summary of material modifications; and any other communication generally disseminated to employees or former employees of the Company and describing benefits provided under each such Pension Plan and Welfare Plan, have been delivered to Purchaser by the Company.

       3.19 Receivables. To the knowledge of the Seller, all Receivables of the Company whether or not reflected in the Company Balance Sheet, represent transactions in the ordinary course of business, and, except as disclosed on
Schedule 3.19, are current and collectible net of any reserves therefor shown on the Company Balance Sheet (which reserves are adequate and were calculated consistent with past practice). The Company has no receivables more than sixty days past due.

       3.20 Accounts Payable. The accounts payable reflected on the Company Balance Sheet and those reflected on the books of the Company at the time of the Closing will reflect all material amounts owed by the Company in respect of trade accounts due and other Payables as required by GAAP to be identified on such Company Balance Sheet or in the books of the Company. Except as set forth on Schedule 3.20, to the knowledge of the Seller, no account payable of the Company is past due or otherwise in default by the Company.

       3.21 Broker's and Finder's Fees. No agent, broker, employee, officer, stockholder or other person or entity acting on behalf of, or under the authority of, the Seller or the Company is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto in connection with this Agreement or any of the transactions contemplated hereby.

       3.22 Labor Practices. The Company has no collective bargaining or other labor union agreements. There is no unfair labor practice complaint against the Company pending before the National Labor Relations Board, there is no pending or, to the knowledge of the Seller, threatened labor dispute, strike or work stoppage affecting the Company's business, nor has there been any of the same or any labor union organizing activity relating to the Company within the last three (3) years.

       3.23 Insurance. Schedule 3.23 lists all insurance policies and coverages maintained by or for the Company including but not limited to real and personal property insurance, workers' compensation insurance and medical malpractice and professional liability insurance.

Schedule 4.20 lists all insurance claims submitted in connection with property damage or medical malpractice involving the Company for the latest three (3) years.

       3.24 Consents. Except as set forth in Schedule 3.24 hereto, Seller has no knowledge of any consents, approvals or authorizations of any person, entity or governmental agency required in connection with the sale of the Shares and the consummation of the transaction contemplated by this Agreement. With respect to any such consents, approvals or authorizations contemplated in
Schedule 3.24 herein, Seller covenants and agrees with Purchase that it will take all reasonable steps necessary and desirable, and will use all commercially reasonable efforts to cooperate with Purchaser in obtaining, as promptly as possible, all necessary approvals, authorizations and consents of governmental, court and regulatory bodies, and officials required to consummate the transaction contemplated hereby.

       3.25      Environmental Matters.  Except as disclosed on Schedule 3.25,
(a) the Company has not received any notice from any governmental authority or private person or entity advising it that the operation of the Company's business is in violation of any environmental law or any applicable environmental permit or that any of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on or beneath the property subject to the Real Property Leases; and (b) to the knowledge of the Seller, the Company is not the subject of federal, state, local or private litigation or proceedings involving a demand for damages or other potential liability with respect to violations of environmental laws.

       3.26 Taxes. All federal, state and other tax returns and reports of the Company required by law to be filed have been prepared and properly filed or valid extensions have been obtained, and, except as set forth on
Schedule 3.26, all taxes, charges, fees, duties, levies or other assessments which are imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions (collectively "Taxes") upon the Company or any of its properties, assets or income which are due and payable or claimed by any taxing authority to be due and payable have been paid. The liability for accrued taxes as shown in the Company Balance Sheet (net of amounts reserved for deferred taxes) is sufficient for the payment of all unpaid Taxes of the Company accrued for or applicable to the periods prior to the Balance Sheet Date and all years and periods prior thereto and for which the Company may at that date have been liable in its own right or by reason of its being a member of any group of corporations filing consolidated tax returns (including any such amounts payable as a result of an audit of any tax return for any such period). The Company utilizes the accrual method of accounting for tax purposes.

       Except as set forth on Schedule 3.26, there are no claims for Taxes pending against the Company, and the Seller does not know of any threatened claim for tax deficiencies or any basis for such claims, and there are not now in force any waivers or agreements by the Company for the extension of time for the assessment of any tax, nor has any such waiver or agreement been requested by the Internal Revenue Service (the "Service") or any other taxing authority.

       Except as set forth on Schedule 3.26, the Federal income tax returns of the Company have not been examined or audited by the Service. Except as set forth on Schedule 3.26, no material issues have been raised in any examination by any taxing authority with respect to the businesses and operations of the Company which, by application of similar principles, could be expected to result in a proposed adjustment to the liability of the Company for taxes for any other period not so examined.

       The Company has not filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") concerning collapsible corporations. Except as disclosed in Schedule 3.26, the Company has not made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Company has not been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has disclosed on their federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code. The Company is not a party to any tax allocation or sharing agreement. The Company (a) has not been a member of an affiliated group filing a consolidated federal income tax return and (b) has no liability for the taxes of any person (other than any of the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

       The Company has paid or is withholding and has or will pay when due to the proper taxing authorities all withholding amounts and taxes required to be withheld or paid for all income, unemployment, social security, medicare or other similar Taxes programs or benefits with respect to wages, salary and other compensation of directors, officers and employees of the Company.

       3.27 Transactions With Affiliates. Except as set forth in Schedule 3.27, there are no loans, leases, agreements, contracts or other transactions between the Company and any present or former stockholder, director or officer of the Company, or any member of such stockholder's, director's or officer's immediate family. Except as set forth in Schedule 3.27, no stockholder, director or officer of the Company nor any of their respective spouses or family members owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director of, or in any similar capacity for, any competitor, customer, provider or supplier of the Company or any organization which has a material contract or arrangement with the Company. Except as set forth in Schedule 3.27, neither Seller nor any affiliate of Seller has any claim or cause of action against the Company and the Company has not obligation or liability to a Seller or any obligation to Seller.

       3.28 Improper Payments. To the knowledge of the Seller, neither the Company, nor any director, officer, employee or agent of the Company has made any improper bribes, kickbacks or other payments on behalf of the Company to, or received any such payments from, customers, vendors, suppliers or other persons contracting with the Company.

       3.29 Compliance with Insurance Laws. In all jurisdictions where the failure to do so would result in a material adverse effect, the Company (i) has made all required filings under applicable insurance or similar statutes or regulations currently in effect and (ii) is duly licensed or authorized in each jurisdiction where it is required under applicable insurance or similar statutes or regulations currently in effect to be so licensed or authorized to conduct its business as presently conducted. The Company holds licenses and certificates of authority or is otherwise authorized in accordance with applicable laws and regulations currently in effect, in each jurisdiction where the Company is required to be so licensed or authorized to offer, sell or otherwise provide the dental referral plan and other services offered, sold or otherwise provided by the Company in the jurisdiction in which they are currently being offered, sold or otherwise provided and to otherwise conduct its businesses as presently conducted. In each jurisdiction, the dental referral plan and other services offered and sold by the Company have been and are offered and sold in compliance with the requirements of all relevant laws and regulations currently in effect, in each case, with such exceptions, individually or in the agreements, as would not have a material adverse effect on the ability of the Company to conduct its business in any jurisdiction in which the Company operates; and the Company has not received any notification from any insurance regulatory or similar governmental authority to the effect that any additional permit, license, authorization or certificate of authority from such insurance regulatory or similar governmental authority is needed to be obtained by the Company in any case in which it could be reasonably expected that obtaining such permits or the failure to obtain such permits would have a material adverse effect on the ability of the Company to conduct its business in any jurisdiction in which the Company operates. The Company has not entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any insurance or other similar law or, other than in the ordinary course of business, received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any insurance or other similar law or the enforcement of any such law. As of the date hereof there is no, and since the date of the Balance Sheet, the Seller has no knowledge of any, legislative or regulatory development or written proposal relating to (i) any statute, rule or regulation or other law not currently in effect or (ii) the scope or application of any statute, rule, regulation or other law currently in effect but not currently applicable so that, if enacted, promulgated or made applicable to the Company or its business, may have or impose any additional regulatory obligations or limitations on such Company or such Subsidiary or
their respective products.   In any jurisdiction in which the Company is
conducting or has, prior to the date hereof, ever conducted any activities including without limitation activities relating to the offer and sale of dental care products, plans or services, the recruitment of dentists or dental offices in connection with the offer and sale of such products, plans or services, the marketing of any such products plans or services to potential purchasers or subscribers thereto, or any joint venture with any other party relating to the foregoing, the Company has not failed to comply with any applicable statute, ordinance, order, rule or regulation, or failed to obtain any certificated authority, license or permit, which failure, in either case, would subject such Company to any fine, penalty, assessment or other amount or could be the basis for any judgment, consent decree, compliance order or administrative order with respect to any insurance or similar law. Seller shall be liable for any such fine, penalty, assessment or judgment, or any liabilities incurred or payments required under any such consent decree, compliance order or administrative order as a result of any actions or failures to act by the Company prior to the Closing Date together, in each case, with all costs and expenses (including reasonable fees, disbursements and expenses of attorneys) relating thereto, in accordance with and subject to the limitations set forth in Article 10.

       3.30 Full Disclosure. This Agreement and the documents, certificates, and other writings furnished or to be furnished by or on behalf of Seller to Purchaser pursuant to the provisions of this Agreement do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made, in the light of the circumstances under which they are made, not misleading. To the knowledge of the Seller, there is no material liability or obligation which relates to the agreements and documents identified in the Schedules which is not generic to the identified agreement or document and readily ascertainable from a review of such agreement or document, and not otherwise disclosed herein or identified on the face of the Schedules.


                                   ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

       The Purchaser represents and warrants to the Seller as follows:

       4.1 Due Incorporation. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

       4.2 Corporate Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations under this Agreement. The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms.

       4.3 Absence of Breach; No Consents. The execution and delivery of this Agreement by the Purchaser, and the performance by Purchaser of its obligations hereunder, do not (i) conflict with, and will not result in a breach of, any of the provisions of the certificate of incorporation or bylaws of Purchaser; (ii) contravene any law, rule, or regulation of any State or Commonwealth or of the United States, or of any applicable foreign jurisdiction, or any order, writ, judgment, injunction, decree, determination, or award affecting or binding upon Purchaser; (iii) conflict with or result in a material breach of or default under any material indenture or loan or credit agreement or any other material agreement or instrument to which Purchaser is a party or by which it or any of its material properties may be affected or bound; or (iv) except as reflected on Schedule 3.24, require the authorization, consent, approval, or license of any third party.

       4.4 Investment Representations. Purchaser will acquire the Shares for its own account for investment and not with a view to the resale or distribution thereof. Purchaser will not transfer or otherwise dispose of the Shares, or any interest therein, in such manner as to violate any provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the "Securities Act"), or of any applicable state securities laws regulating the disposition thereof. Purchaser agrees that the certificates representing the Shares may bear legends to the effect that such shares have not been registered under the Securities Act or such other state securities laws, and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof or of any rules and regulations issued thereunder.

       4.5 Broker's or Finder's Fees. No agent, broker, employee, officer, stockholder or other person or firm acting on behalf of, or under the authority of, Purchaser is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated herein.


                                   ARTICLE 5
                    COVENANTS OF THE SELLER AND THE COMPANY

       Pending the Closing, Seller and the Company shall do the following:

       5.1 Affirmative Covenants. Subject to the terms and conditions stated herein, Seller will take, and cause the Company to take, and the Company will take, every action reasonably required of the Seller to satisfy the conditions to Closing set forth in this Agreement on or before the Closing Date and otherwise to ensure the prompt and expedient consummation of the transactions substantially as contemplated by this Agreement, and will exert all reasonable efforts to cause the transactions contemplated by this Agreement to be consummated.

       5.2 Access and Information. Seller shall cause the Company to afford to Purchaser and its representatives reasonable access during reasonable hours throughout the period prior to the Closing to all properties, books, contracts, commitments, computer programs and data, reports, manuals and records (including, but not limited to, tax returns), and to all personnel of the Company and the Subsidiaries and, during such period, shall promptly furnish to Purchaser all other information concerning such business, properties, and personnel as Purchaser may reasonably request. Purchaser shall maintain the confidentiality of all such information as required by Section 6.5 hereof.

       5.3 No Solicitation. From the date of this Agreement until the Closing or the termination of this Agreement pursuant to its terms, and the Seller, and those acting on behalf of the Seller, will not, and the Seller will use its best efforts to cause the Company and both of their officers, employees, agents, and representatives (including any investment banker) not, directly or indirectly, to solicit, encourage, or initiate any discussion with, or negotiate or otherwise deal with, or provide any information to, any person or entity other than Purchaser and its representatives concerning any merger, sale of assets, or similar transaction involving the Company, or sale of any capital stock of the Company, or any interest therein. Seller will, or will cause the Company to, notify Purchaser immediately upon receipt of any offer or proposal relating to any of the foregoing and such notice shall describe in detail the terms thereof and identify the party or parties thereto. From the date of this Agreement, until the Closing or the termination of this Agreement pursuant to its terms, neither the Company nor the Seller will furnish, without the prior written consent of Purchaser, to any person or entity (other than Purchaser) any non-public information concerning the Company or its businesses, financial affairs or prospects for the purpose of or with the intent of permitting such person or entity to evaluate a possible acquisition of any capital stock or (other than in the ordinary course of business) assets of the Company.

       5.4 Conduct of Business Prior to Closing. Seller covenants and agrees that, prior to the consummation of this Agreement or to the termination of this Agreement pursuant to its terms, unless Purchaser shall otherwise consent in writing, and, except as otherwise contemplated by this Agreement, each of the following shall be complied with:

                 (a) The business of the Company shall be conducted only in the ordinary and usual course and the Company shall use reasonable efforts to keep intact its business organization and good will, to keep available the services of its and their respective officers and employees and to maintain a good relationship with suppliers, lenders, creditors, distributors, employees, customers, and others having business or financial relationship with them.

                 (b) The Company shall not (i) amend its articles of incorporation or bylaws or (ii) split, combine, or reclassify any of its outstanding securities, or (iii) declare, set aside, or pay any dividend or other distribution on, or make, agree or commit to make any exchange for or redemption of, any of its outstanding securities whether payable in cash, stock or property; provided, however, that the Company may pay cash dividends to the Seller in an aggregate amount equal to the net income of the Company during the period from January 1, 1996 to the date of the closing;

                 (c) The Company shall not (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class; or (ii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing;

                 (d) The Company shall not create, incur, or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures in excess of $10,000 individually or $50,000 in the aggregate, without the prior written consent of Purchaser;

                 (e) The Company shall not (i) adopt, enter into, or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director, or employee of the Company or (ii) agree to any increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director or employee of the Company;

provided, however, that the Company may (i) make usual and customary employee salary adjustments; (ii) may pay usual and customary bonuses to employees; and
(iii) may terminate and employ non-management employees as needed to operate the business of the Company, in each case consistent with past practices;

                 (f) The Company shall not sell, lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of its assets or properties except for liens for taxes not yet due or liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or as specifically provided for or permitted in this Agreement;

                 (g) The Company shall not enter into, or terminate, any material contract, agreement, commitment, or understanding other than agreements entered into with unaffiliated third parties, on an arms-length basis and in the ordinary course of business constituting either (i) employer group agreements at premium rates and for terms comparable to its most recent employer group agreements, (ii) dental provider agreements on terms comparable with its existing agreements of such nature and (iii) marketing affiliation and sales agreements on terms comparable with its existing agreements of such nature;

                 (h) The Company shall not incur or modify any contingent liability as a guarantor or otherwise with respect to the obligations of third parties except in the ordinary course of business consistent with past practice or as required by law;

                 (i) The Company shall not prepay any loans, including, without limitation, loans from its stockholders, officers, directors or employees, and shall not make any principal payments on the outstanding loans from the Seller or, except in the ordinary course of business consistent with past practice, make any change in its borrowing arrangements or modify or amend or terminate any material contract or release or assign any material rights or claims;

                 (j) In connection with any filings to be made by the Purchaser under the Securities Act of 1933, as amended, the Company shall (i) provide for inclusion therein the financial and other information and documents pertaining to the Company required by applicable SEC rules and regulations to be included therein, (ii) use commercially reasonable efforts to cause the accountants for the Company to deliver such consents, reports and comfort letters in connection therewith as the Purchaser may reasonably request and
(iii) generally cooperate with the Purchaser in connection therewith; provided, however, that all expenses relating to such consents, reports, comfort letters and cooperation shall be paid directly and promptly by the Purchaser (except for expenses that the Company and its Subsidiaries would have incurred in any event, such as the expense of an annual audit);

                 (k) The Company will continue properly and promptly to file when due all federal, state and local, foreign, and other tax returns, reports, and declarations required to be filed by it, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it;

                 (l) The Company will comply with all laws and regulations applicable to it and its operations;

                 (m) The Company will maintain in full force and effect insurance coverage of a type and amount customary in its business, but not less than that presently in effect;

                 (n) The Company will not knowingly take any action (or omit to take any action) which would cause any representation or warranty contained in Article 3 of this Agreement to be untrue at any time prior to Closing as if such representation or warranty were made at and as of such time;

                 (o) The Company will not make any change in any method of reporting income or expenses for federal income tax purposes; and

                 (p) The Company shall not knowingly take any action which would prevent compliance with any of the conditions in Articles 7 or 8 of this Agreement.

       5.5 Consents and Approvals. The Seller shall use and the Seller shall cause the Company to use commercially reasonable efforts to cooperate with Purchaser to obtain all necessary consents and approvals required for its performance of this Agreement and the transactions contemplated hereby, including, without limitation, the consents listed on Schedule 3.24 other than the regulatory change of control approvals to be obtained by Purchaser. As required in connection with the performance of this Agreement, the Seller shall cause the Company to promptly provide such other information and communications to governmental and regulatory authorities, including, without limitation, insurance regulatory authorities in any jurisdiction in which the Company conducts business, as such regulatory authorities or Purchaser may reasonably request. Between the date hereof and the Closing Date, the Seller shall cause the Company to promptly provide Purchaser with copies of all correspondence and filings to or from all governmental and regulatory bodies and officials relating to the Company.

       5.6 Publicity. Prior to the Closing, any public statement or announcement by the Seller or Company, including but not limited to any written news releases, pertaining to this Agreement or the transactions contemplated thereby shall be submitted to Purchaser for review and approval prior to the release by the Company, and shall be released only in a form approved by Purchaser, provided, however, that (i) such approval shall not be unreasonably withheld and (ii) such review and approval shall not be required of statements and announcements if prior review and approval would prevent the timely and accurate dissemination of such statements and announcements as required to comply, in the judgment of counsel, with any applicable law, rule or policy. Seller and Purchaser shall issue a press release regarding the execution of this Agreement within one day of the date hereof or such other time as Seller and Purchaser may mutually agree.

       5.7 Financial Information. Seller will cause the Company to deliver as soon as reasonably practicable to Purchaser unaudited financial statements of the Company for each month from and after the date hereof as and when such financial statements become available in the usual course of business.

       5.8 Expenses. All costs and expenses incurred by Seller in connection with this Agreement shall be paid by Seller and none of such costs and expenses shall be paid by the Company.

       5.9 Breach of Representations and Warranties. Promptly upon Seller becoming aware of any breach of any of the representations and warranties of the Seller contained in this Agreement, or any event which would cause the Seller to be unable to deliver the certificates contemplated by
Section 8.1(e) hereof, the Seller shall give detailed written notice thereof to the Purchaser and shall use all commercially reasonable efforts to prevent or promptly remedy the same.

       5.10 No Transfer of Shares. Unless and until this Agreement is terminated, Seller shall not, directly or indirectly, exchange, transfer, assign, pledge or encumber any of the Shares owned by the Seller, nor shall Seller grant, directly or indirectly, any right to acquire, dispose of, vote or otherwise control in any manner such Shares.

       5.11 Updating of Exhibits and Schedules. Seller shall notify Purchaser of any changes, additions, or events which may cause any change in or addition to the Schedules delivered by them under this Agreement promptly after the occurrence of the same and again at the Closing by delivery of appropriate updates to all such Schedules. No notification of a change or addition to a Schedule made pursuant to this Section shall be deemed to cure any breach of any representation or warranty resulting from such change or addition unless Purchaser specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by Purchaser of any condition set forth in this Agreement. Nothing contained herein shall be deemed to create or impose on Purchaser any duty to examine or investigate any matter or thing for the purposes of verifying the representations and warranties made by Seller herein. Purchaser shall not be deemed to have waived any misrepresentation or breach of warranty unless and except Purchaser has actual knowledge of such misrepresentation or breach of warranty and executes such waiver in writing.


                                   ARTICLE 6
                             COVENANTS OF PURCHASER

       Purchaser agrees that from the date hereof through the Closing Date:

       6.1 Affirmative Covenants. Subject to the terms and conditions stated herein, Purchaser will take every action reasonably required of it in order to satisfy the conditions to Closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the transactions substantially as contemplated hereby, and will exert all reasonable efforts to cause the Agreement promptly to be consummated.

       6.2 Cooperation. Purchaser shall cooperate with Seller and its accountants and agents in carrying out the transaction, and in delivering all documents and instruments deemed reasonably necessary or useful by Seller.

       6.3 Expenses. Except as otherwise expressly provided herein, whether or not this Agreement is consummated, all costs and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby shall be paid by Purchaser.

       6.4 Consents and Approvals. Purchaser shall use commercially reasonable efforts to obtain all necessary consents and approvals required for its performance of this Agreement and the transactions contemplated hereby, including, without limitation, the approvals listed on Schedule 3.24; provided, however, that Purchaser shall not be required or obligated to pay any amounts necessary to satisfy conditions to or in order to obtain such consents other than normal and customary filing fees and out-of-pocket costs and expenses of the Company including attorney's fees incurred in providing its assistance with respect thereto. Purchaser shall diligently and promptly proceed immediately after the date of this Agreement to make all filings, applications, statements and reports to all governmental authorities which are required to be made prior to the Closing Date by or on behalf of it pursuant to any applicable statute, rule or regulation in connection with this Agreement and the transactions contemplated hereby and shall diligently and in good faith pursue the taking of all action necessary to obtain approval of the transactions contemplated herein by the insurance regulatory authorities of any jurisdiction in which the Company conduct business. As required in connection with the performance of this Agreement, Purchaser will promptly provide such information and communications to governmental and regulatory bodies and authorities, including, without limitation, insurance regulatory authorities in any jurisdiction in which the Company conducts business, as such regulatory authorities may reasonably request. Purchaser shall not be required to cure any existing regulatory compliance requirements in order to obtain such consents and approvals. Within five (5) business days after the written request of the Seller, the Purchaser shall provide to the Seller a status report as to all such filings and approvals.

       6.5 Confidentiality. Prior to Closing, unless otherwise required by law, Purchaser will hold in confidence all confidential information that has been disclosed by the Seller and the Company and will not use any such confidential information except in connection with the transaction, until such time as such information is otherwise publicly available; provided, however, that this sentence will not apply to any information that becomes generally available to the public, was available on a non-confidential basis to Purchaser prior to its disclosure pursuant hereto, or becomes available on a non-confidential basis from a third party who is not bound to keep such information confidential. In the event of the termination of this Agreement, Purchaser will, and will cause its representatives to, deliver to the Company all documents and other written materials, and all copies thereof, obtained by Purchaser or on its behalf from the Seller or the Company as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. Purchaser agrees that the Seller shall have standing and may avail itself of any remedy at law or in equity, including an action for injunctive relief, in the event of a breach or threatened breach by Purchaser
of any of the provisions of this Section 6.5.   The obligations of Purchaser
under this Section 6.5 shall survive
termination of this Agreement for any reason whatsoever and shall remain in effect until two (2) years from the Effective Date of this Agreement.

       6.6 Publicity. Prior to the Closing, any public statement or announcement by the Purchaser, including but not limited to any written news releases by the Purchaser, pertaining to this Agreement or the transactions contemplated hereby shall be submitted to the Seller for review and approval prior to the release by the Purchaser, and shall be released only in a form reasonably approved by the Company provided however, that (i) such approval shall not be unreasonably withheld and (ii) such review and approval shall not be required of statements and announcements by the Purchaser if prior review and approval would prevent the timely and accurate dissemination of such statements and announcements as requested to comply, in the judgment of counsel, with any applicable law, rule or policy. Seller and Purchasers shall issue a press release regarding the execution and delivery of this Agreement within one day after the date hereof or such other time as Seller and Purchaser may mutually agree.


                                   ARTICLE 7
                      CONDITIONS TO OBLIGATIONS OF SELLER

       7.1 Conditions to Obligations of Seller. The obligations of Seller to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless Seller shall waive such fulfillment in whole or in part in writing:

                 (a) This Agreement and the transactions contemplated hereby shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities, and lessors) required by law or contract to consummate this Agreement and required to keep all certificates of authority and licenses held by the Company and Subsidiaries in full force and effect after the Closing;

                 (b) There shall not be in effect a restraining order, a preliminary or permanent injunction or other order by any federal or state authority which prohibits the consummation of this Agreement and no action or proceeding shall have been instituted and remain pending before any court seeking such relief or seeking damages in respect to this Agreement or the consummation of the transactions contemplated by this Agreement;

                 (c) Purchaser shall have performed in all material respects its agreements, covenants and obligations contained in this Agreement required to be performed at or prior to the Closing;

                 (d) The representations and warranties of Purchaser set forth in this Agreement shall be true in all material respects as of the Effective Date and as of the Closing Date as if made as of such time;

                 (e) Seller shall have received from Purchaser an officer's certificate, executed by an authorized officer of Purchaser (in his capacity as such), dated the Closing Date, as to the satisfaction of the conditions stated in Sections 7.1(c) and (d) above (to the best of his knowledge where appropriate) and further certifying that Purchaser has received the Schedules and received copies of, or had the opportunity to review, the agreements and documents listed in the Schedules to this Agreement.

                 (f) Seller shall have received, on and as of the Closing Date, an opinion of Counsel to Purchaser, subject to customary limitations, reasonably satisfactory in form and substance to Counsel to Seller, and such other closing documents and instruments as Seller shall reasonably require, in each case reasonably satisfactory in form and substance to Seller and Counsel to Seller.

                 (g) At or prior to Closing, the Purchaser shall pay or cause the Company to pay that certain promissory note in the outstanding principal balance of $770,475 payable to Seller.

                 (h) At or prior to the Closing, Purchaser shall perform the respective obligations of and the actions to be taken by Purchaser at the Closing as described in Section 10.3 of this Agreement.

                 (i) At the Closing, there shall simultaneously occur the closing and consummation of the transactions contemplated by and under that certain Stock Purchase Agreement of even date herewith by and between Seller, Purchaser and certain other parties relating to the acquisition by Purchaser of ninety and 65/100ths percent (90.65%) of the issued and outstanding capital stock of United Dental Care, Inc., an Oklahoma corporation (the "UDC Agreement").



                                   ARTICLE 8
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

       8.1 Conditions To Obligations of Purchaser. The obligations of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless Purchaser shall waive such fulfillment in whole or in part in writing:

                 (a) This Agreement and the transactions contemplated by this Agreement shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities, and lessors) required by law or contract to consummate this Agreement and required to keep all certificates of authority and licenses held by the Company and the Subsidiaries in full force and effect after the Closing; and no material adverse change in the business, operations and condition, financial or otherwise, to the Company or a Subsidiary shall have occurred or will occur in the future as a result of any regulatory requirement or condition to such approvals, consents, authorizations and waivers.

                 (b) There shall not be in effect a restraining order, a preliminary or permanent injunction or other order by any federal or state authority which prohibits the consummation of this Agreement and no action or proceeding shall have been instituted or remain pending seeking such relief or seeking damages in respect of this Agreement or the consummation of the transactions contemplated by the Agreement;

                 (c) Seller shall have performed in all material respects each of their agreements, covenants and obligations contained in this Agreement and required to be performed on or prior to the Closing and shall have complied with all material requirements, rules, and regulations of all regulatory authorities having jurisdiction relating to the transactions contemplated herein;

                 (d) The representations and warranties of Seller set forth in this Agreement shall be true in all material respects as of the date of this Agreement and, except in such respects as do not materially and adversely affect the business, condition (financial or otherwise), operations, or prospects of the Company and the Subsidiaries, as of the Closing Time as if made as of such time;

                 (e) Purchaser shall have received from Seller a certificate, dated the Closing Date, executed by Seller, and an officer's certificate, executed by a duly authorized officer of the Company (in his capacity as such), dated the Closing Date, as to the satisfaction of the conditions in subsections (c) and (d) of this Section 8.1;

                 (f) Purchaser shall have received, on and as of the Closing Date, an opinion of Counsel to Seller, subject to customary limitations, reasonably satisfactory in form and substance to Counsel to Purchaser, and such other closing documents and instruments as Purchaser shall reasonably request, in each case reasonably satisfactory in form and substance to Purchaser and Counsel to Purchaser;

                 (g) Since the date of this Agreement, there shall not have been any material adverse change in, or other event or condition of any character which in any one case or in the aggregate has materially adversely affected, or can be reasonably expected in any one case or in the aggregate to materially adversely affect in the future, the condition (financial or otherwise), assets, liability, results of operations, business or prospects of the Company or the Subsidiaries; including, without limitation, the following which shall be considered a material adverse change, to- wit:

                 (i) A reduction in total monthly revenue of the Company to an amount less than one hundred percent (100%) of the average of the monthly revenue of the Company for the six (6) calendar months immediately preceding the Effective Date.

                 (ii) A reduction in the total number of members of the dental referral plan of the Company to less than ninety-eight percent (98%) of the total number of members of the dental referral plans of the Company immediately preceding the Effective Date.

                 (iii) a reduction in the total number of general dentist (primary care) providers which have contracts with the Company to be a provider under its dental referral plan to an amount less than ninety-eight percent (98%) of the total number of such providers immediately prior to the Effective Date determined on a net basis taking into account all new dental provider agreements entered into after the Effective Date.

                 (iv) a casualty loss which is not covered by insurance in excess of $100,000;

                 (v) litigation or the assertion of a claim against the Company which is reasonably expected not to have potential liability to the Company, including costs and expenses of defense, in an amount more than $100,000.00 (including attorneys' fees for defending such claim) in excess of insurance coverage maintained by the Company which would be applicable to such claim; provided, however, that, in the event that the parties cannot mutually agree as to whether any such litigation or claim is reasonably expected to have such potential liability to the Company, then the parties shall seek the opinion of a mutually selected third party qualified to make such assessment and the opinion of such third party as to such potential liability shall be binding upon the parties for the purposes hereof; and

                 (h) At or prior to Closing, the Company shall have received (and delivered copies thereof to Purchaser) duly executed resignation letters from all directors and officers of the Company designated by Purchaser pursuant to which such individuals resign as directors and officers of the Company. Each such resignation shall be effective on or prior to the Closing Date and shall acknowledge that there are no obligations, liabilities or amounts due from the Company to such respective individuals except as expressly set forth in this Agreement.

                 (i) None of the certificates of authority or licenses of the Company listed on Schedule 3.8, if any, shall have been canceled, revoked suspended or limited in any respect and no governmental regulatory agency shall have instituted any proceeding, or given notice to the Company or a Subsidiary that it intends to institute any proceeding to take such action or to place the Company or a Subsidiary in a conservatorship or receivership due to its financial condition or failure to comply or satisfy any governmental law, rule or regulation.

                 (j) At the Closing, there shall simultaneously occur the closing and consummation of the transactions contemplated by and under the UDC Agreement.

                 (k) At or prior to the Closing, the Purchaser and both United Group Association, a Texas corporation, and Cornerstone Marketing Association, a division of MEGA Life and Health Insurance Company, shall have executed and delivered Marketing Agreements pursuant to which each such entity shall have agreed to market through its respective dedicated agents the dental benefit products (i.e. dental indemnity insurance, prepaid dental plans and dental preferred provider organization memberships) of Purchaser and its affiliates. The terms and conditions, including conversion schedules, must be mutually satisfactory to both Purchaser and such respective entities. It is expressly understood that the negotiating, execution and delivery of both such Marketing Agreements is a material condition precedent to the obligations of Purchaser under this Agreement and must be satisfied at or prior to the Closing.

                 (l) At the Closing, the Seller shall perform the respective obligations of and actions to be taken by all the Seller at the Closing as described in Section 9.2 of this Agreement.


                                   ARTICLE 9
                                    CLOSING

       9.1 Date of Closing. The Closing shall take place at the offices of Counsel to Purchaser in Dallas, Texas or at such other location as Purchaser and Seller may mutually agree, within five (5) business days after the date on which all governmental and third party consents necessary for the consummation of the transactions contemplated by this Agreement and the IDP Agreement and the UDP Agreement are obtained and all other conditions to Closing are satisfied (specifically including, without limitation, the condition specified in Section 8.1(k)), but in no event later than one hundred fifty (150) days after the Effective Date unless extended by the mutual agreement of the Purchaser and the Seller, subject to earlier termination pursuant to the provisions of Article 12 hereof. In the event that the Closing does not timely occur as stated above, then a party not in default may immediately terminate this Agreement upon written notice to the other party in accordance with
Section 12.1 below; provided, however, that this Agreement shall terminate automatically and without further notice if the Closing has not occurred within one hundred fifty (150) days of the Effective Date unless extended by the mutual agreement of the Purchaser and Seller.

       9.2       Actions by Seller.  At the Closing, Seller shall:

                 (a) Stock. Deliver to Purchaser the original certificates representing the Shares owned by such Seller duly endorsed for transfer or with appropriate stock powers with respect thereto duly endorsed in blank by such Seller, with such signature guarantee and such other documents as may be reasonably required to effect a valid transfer of the Shares to Purchaser, free and clear of any and all claims.

                 (b) Other Agreements. Perform or shall have performed all of the covenants and agreements contained in this Agreement to be performed or complied with by such Seller at or prior to the Closing hereunder.

       9.3       Actions by Purchaser.  At the Closing, Purchaser shall:

                 (a) Payment. Pay the Purchase Price to the Seller in accordance with payment instructions of Seller submitted in writing to the Purchaser less, however, the amount of the Earnest Money paid to the Seller and credited against the Purchase Price pursuant to the Escrow Agreement.

                 (b) Other Agreements. Perform or shall have performed all of the covenants and agreements contained in this Agreement to be performed or complied with by Purchaser at or prior to the Closing hereunder.


                                   ARTICLE 10
                          SURVIVAL OF REPRESENTATIONS
                AND WARRANTIES; INDEMNITY; POST-CLOSING MATTERS

       10.1 Representations and Warranties to Survive. All statements contained in any agreement, certificate, instrument, schedule, or document delivered by or on behalf of any of the parties pursuant to this Agreement and the transactions contemplated hereby shall be deemed representations and warranties by the delivering party hereunder. All representations, warranties, covenants and agreements made by the parties each to the other in this Agreement shall be true at the Closing and shall survive the consummation of this Agreement and the Closing hereunder for a period of two years, ending at midnight on the second anniversary of the Closing Date; provided, however, that indemnification with respect to losses relating to Taxes shall expire six (6) months after the termination of the applicable statute of limitations and providing further, however, that if, prior to the expiration of such two year period, a state of facts shall have become known which threatens to give rise to a liability against which any party hereto would be entitled to indemnification hereunder and the indemnified party shall have given notice of such facts to the indemnifying party, then the rights of the indemnified party to indemnification with respect to such liability shall continue until such liability shall have been finally determined and disposed of (including and subject to disposition by the expiration of the applicable statute of limitations with respect to such liability); and provided further, however, that, if a claim for indemnification is made pursuant to this Article 10, then such claim for indemnification or any claim arising out of the wrongful failure to comply with the provisions of this
Article 10 shall survive until the expiration of the applicable period of limitations with respect to such claim for indemnification; and provided further, however, that such two year limitation specified above shall not apply to the extent provided otherwise in Section 10.4(c) below. With respect to the representations and warranties of the parties, such representations and warranties shall be true as of and at the date of the Closing but nothing contained herein shall be deemed to require or imply that the accuracy of such representations and warranties shall apply on a continuing basis as to facts existing after the date of the Closing. Except to the extent set forth herein, no investigation or examination made by any party hereto shall constitute a waiver of any representation or warranty and no representation or warranty shall be merged into the Closing hereunder. However, to the extent information is apparent on the face of the Schedules or is otherwise expressly set forth herein, such information shall be deemed to amend, limit and/or restate any representation and warranties contained herein to the extent such information is inconsistent with such representation or warranty.

       10.2      Indemnity.  Subject to the provisions of Section 10.4 below,

                 (a) Seller. Seller agrees to indemnify and hold harmless the Company and Purchaser, and their respective shareholders, partners, directors, officers, employees and agents, from, against, and in respect of, any loss, liability, claim, demand, or expense, including but not limited to attorney, investigation and consultant fees and costs, and of any other kind whatsoever arising out of or resulting from any of the following:

                 (i) Any misrepresentation, breach of warranty, or failure to fulfill any agreement or covenant of the Seller under this Agreement or under any other agreement or document delivered by the Seller at Closing hereunder; and

                 (ii) Any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

                 (b) Purchaser. Purchaser shall indemnify and hold Seller harmless from, against, and in respect of, any loss, liability, claim, demand, or expense, including but not limited to attorney's fees and costs, of any kind whatsoever, arising out of or resulting from any of the following:

                 (i) Any misrepresentation, breach of warranty, or failure to fulfill any agreement or covenant of Purchaser under this Agreement or under any other agreement or document delivered by Purchaser to Seller at Closing hereunder;

                 (ii) Any obligation or liability of the Company, whether arising out of any set of facts in existence before, on or after the Closing Date; excluding, however, any obligation or liability with respect to which the Seller are obligated to indemnify and hold the Purchaser harmless pursuant to Section 10.2(a) above; and

                 (iii) Any and all actions, suits, proceedings, demands, assessments, judgments, costs, and legal and other expenses incident to any of the foregoing.

       10.3 Indemnity Procedures. In case any claim, demand or action shall be brought by any third party including, without limitation, any governmental authority, against a party entitled to indemnity under Section 10.2(a) or 10.2(b) above, such party shall promptly notify the other party or parties, as the case may be, from whom indemnity is or may validly be sought in writing and the indemnifying party or parties shall assume the defense thereof, including the employment of counsel. In addition, in case a party hereto shall become aware of any facts which might result in any such claim, demand or action, such party shall promptly notify the other party or parties who would be obligated to provide indemnity hereunder with respect to such claim, demand or action, and such other party or parties shall have the right to take such action as it or they may deem appropriate to resolve such matter. The indemnified party or parties shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties, unless the employment of such counsel has been specifically authorized by the indemnifying party or parties. Any settlement of any action subject to indemnity hereunder shall require the consent of the indemnified and the indemnifying party which consent shall not be unreasonably withheld and shall be given within five (5) days following the giving of notice thereof. The indemnifying party or parties shall not be liable for any settlement of any action effected without its or their consent, but if settled with the consent of the indemnifying party or parties or if there be a final judgment for the plaintiff in any such action, the indemnifying party or parties shall indemnify and hold harmless the indemnified party from and against any loss or liability by reason of such settlement or judgment. If requested by the indemnifying party, the indemnified party shall cooperate with the indemnifying party and its counsel and use its best efforts in contesting any such claim or, if appropriate, in making any counter-claim or cross-complaint against the party asserting the claim, provided that the indemnifying party will reimburse the indemnified party for reasonable expenses incurred in so cooperating upon presentation of receipts or other evidence of such expense. The indemnifying party and its representatives shall have full and complete access during reasonable business hours to all books, records and files of the indemnified party expressly related to the defense of any claim for indemnification undertaken by the indemnifying party pursuant to this Article 10, or for any other purpose in connection therewith; provided that the indemnifying party shall safeguard and maintain the confidentiality of all such books, records and files.

       10.4      Limitations on Indemnification.

                 (a) General Threshold. Neither the Seller nor the Purchaser shall be obligated to indemnify the other party except to the extent that the cumulative amount of all indemnifiable losses exceeds Twenty-Five Thousand Dollars ($25,000.00) (the "Threshold"), which excess amount shall be recoverable in accordance with the terms hereof; provided, however, that the $25,000 limitation set forth in this Section 10.4(a) shall not apply to the matters described in Section 10.4(c).

                 (b) Time Limits for Claims. No claim for indemnification may be made by any indemnified party in respect of indemnifiable losses unless written notice thereof shall have been received by the indemnifying party on or prior to two years after the date hereof; provided, however, that the two-year limitation set forth in Section 10.1 and this Section 10.4(b) shall not apply to the matters described otherwise in Section 10.1 or in Section 10.4(c) as to which the indemnification obligations hereunder shall expire six (6) months after the termination of the applicable statute of limitations relating to the subject matter covered by such provisions; and provided further, however, that in each case if, prior to the applicable date of expiration, a specific state of facts shall have become known which is reasonably likely to constitute or give rise to any indemnifiable loss as to which indemnity may be payable and the indemnified party shall have given notice of such facts to the indemnifying party and made a claim for indemnification within such two-year period, then the right to indemnification with respect thereto shall remain in effect until such matter shall have been finally determined and disposed of and any indemnification due in respect thereof shall have been paid.

                 (c)      Certain Matters.   The following are the
matters referred to in Section 10.4(a) and Section 10.4(b):

                 (i) Losses arising from fraud or an intentional misrepresentation on the part of the Seller; and

                 (ii) Losses arising from the intentional breach of any covenant or agreement by the Seller contained in this Agreement.

       10.5 Remedies; Default; Notice and Cure. In the event of a breach of this Agreement prior to the Closing, the non-breaching party shall have all rights and remedies available at law, in equity or under the terms of the Agreement. If the Closing occurs, indemnification pursuant to this Article 10 is the sole and exclusive remedy of the parties after the Closing for matters arising out of the representations, warranties, covenants and agreements of the Seller and the Purchaser set forth in this Agreement (without limiting the rights of the parties under any other agreement), except as otherwise expressly provided in this Agreement. No party shall be deemed in breach of its obligations hereunder unless it has received written notice from the other party of noncompliance with a term or provision of this Agreement and has failed to cure such noncompliance within ten (10) days after receipt of such notice.

       10.6 Severance Benefits. The Purchaser shall not be obligated to, or obligated to cause the Company to, extend any severance benefits to employees of the Company who may be terminated after the Closing or who are rendering services to the Company and are terminated prior to the Closing.

       10.7 Change of Control Application. Purchaser hereby agrees to file the applications for governmental approval of a change of control described in Schedule 3.24 with the appropriate governmental or regulatory agencies within ten (10) business days of the Effective Date.



                                   ARTICLE 11
                                NON-COMPETITION

       11.1 Covenant Not to Compete; Non-Solicitation. For and in consideration of the purchase by the Purchaser of the Shares pursuant to this Agreement, and the payments payable by the Purchaser pursuant to this Agreement, Seller covenants and agrees that it shall not, directly or indirectly, through its officers, employees, agents or representatives as an employer, consultant, creditor, investor, owner, agent, principal, partner, shareholder, or through any other kind of ownership (other than ownership of securities of any publicly held entity in which the Seller, directly or indirectly, in the aggregate beneficially owns less than two percent (2%) of any class of outstanding securities), or in any other representative or individual capacity, do any of the following:

                 (i) for a period of three (3) years from the date of this Agreement, engage in the solicitation of any of the prepaid dental customers or dental preferred providers of the Purchaser or its affiliates for the benefit of any prepaid dental plan or dental preferred provider organization other than an affiliate of Purchaser in the continental United States (the "Restricted Area");

                 (ii) for a period of three (3) years from the date of this Agreement, engage in any business which calls upon, solicits, diverts or takes away any customer or customers of the Company in the Restricted Area for the purpose of selling or attempting to sell to any of said customers any products or services similar to any products or services heretofore sold or provided to any of such customers by the Company; and

                 (iii) for a period of five (5) years from the date of this Agreement, engage in any business which solicits any present or future employee of the Company or initiates discussions with any such employee regarding his or her termination or resignation from employment with the Company, so that such employee may accept employment with, or engagement as a partner, investor, shareholder, employee, agent or consultant with Seller, directly or indirectly, as specified above; provided, however, that Seller shall not be prohibited by this Agreement from employing or soliciting the employment of any employee that the Company terminates after the date of such termination.

It is expressly understood that it shall not be deemed a violation of this
Section 11.1 in the event that, pursuant to an agreement with the Purchaser or the Company, agents of the Seller solicit business on behalf of the Company or other affiliates of Purchaser after the Closing Date.

                 11.2 Permitted Activities. Seller shall have the right, upon the completion of the sale of the Company to Purchaser, to continue to market and sell its back-office, claims and other operational applications involving technology solutions to dental organizations and companies of all types, whether or not they compete with Purchaser. Additionally, nothing contained herein shall be construed to limit, excuse or prohibit Seller from marketing life, health (excluding dental), annuity, vision or drug products to Purchaser's customers or providing third party administration to self-insured accounts.

                 11.3 Non-Disclosure. Seller covenants and agrees that all information concerning the Company, including without limitation (i) information regarding prices or premiums charged for products and services,
(ii) the assets, liabilities and financial condition of the Company and its subsidiaries, (iii) the names and identities of customers and analyses of the amount and types of products and services purchased by each such customer, (iv) the dental health providers utilized by the Company and its subsidiaries and the financial arrangements with such providers, and (v) the amount of compensation to employees, constitute trade secrets and confidential, proprietary business information which is the property of the Company and that, unless otherwise required by law, from and after the date of this Agreement:

                 (a) Seller shall use its best efforts and exercise utmost diligence to protect and safeguard all of such trade secrets and confidential, proprietary information;

                 (b) Seller shall not, directly or indirectly, use, sell, license, publish, disclose or otherwise transfer or make available to others any of such trade secrets or confidential, proprietary information;

                 (c) Without the prior written consent of the Company, Seller shall not, directly or indirectly, disclose any of such trade secrets or confidential, proprietary information; and

                 (d) Seller shall not, directly or indirectly, use for its own benefit or for the benefit of another, any of such trade secrets or confidential, proprietary information.

It is expressly understood, however, that the foregoing shall not apply to any information that was generally available to the public on a non-confidential basis prior to the date of this Agreement or was or becomes generally available to the public on a non-confidential basis from a third party who is not bound to keep such information confidential.

         11.4 Nondisparagement. For a period of three (3) years and after the date of this Agreement, Seller further agrees that it shall not make or publish any statement, written or oral, disparaging the reputation of the Company or its subsidiaries, executive officers or any of its business services or products or solicit or encourage any member of any prepaid dental plan of the Company or its subsidiaries or any third party having a group agreement with the Company or its subsidiaries to terminate the membership of such person in the plan of the Company or its subsidiaries or to terminate such group agreement.

         11.5 Reasonableness; Reformation. Seller acknowledges and agrees that (i) the provisions of this Article 11 are ancillary to the transaction pursuant to which the Seller sold and the Purchaser acquired the Shares, (ii) the provisions of this Agreement contain reasonable limitations as to time, geographical area and scope of activities to be restrained and do not impose a greater restraint than is necessary to protect goodwill and other business interests of the Company and its subsidiaries, (iii) if any portion of the covenants and agreements set forth in this Agreement are held to be invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants shall be considered divisible as to time, scope of activities covered, and geographical area, and (iv) if any court of competent jurisdiction determines the specified time period, scope of activities covered, or the specified geographical area applicable to any provision of this Agreement to be invalid, unreasonable, arbitrary or against public policy, a lesser time period, scope of activities covered, and/or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against Seller.

         11.6 Remedies for Breach. If Seller has failed to satisfactorily cure any breach or threatened breach of any covenant or agreement contained herein within ten (10) days after written notice of such breach or threatened breach given by the Purchaser to Seller, any one or more of the following remedies, as selected by the Purchaser in its sole discretion, shall be available to the Purchaser in the event of a breach of this Agreement by Seller hereunder:

                 (a) Specific Performance. In the event of a breach or threatened breach of any covenant or agreement of Seller in this Agreement, remedies at law will not adequately compensate the Purchaser for its injuries incurred as a result thereof. Accordingly, injunctive and/or equitable relief shall be available to the Purchaser to specifically enforce this Agreement and prevent such breach and any continued breach of any covenant and agreement herein. Seller agrees that a bond of no more than $10,000 in the aggregate will provide adequate protection to Seller and therefore no more than $10,000 in bond or other security shall be required to be posted by the Company by any court in any proceeding to obtain such injunctive or equitable relief.

                 (b) Suit for Damages. In addition to the remedies stated in Section 11.5(a) above, in the event of any breach of any covenant or agreement of Seller herein, Purchaser may sue for damages arising out of such breach and otherwise enforce this Agreement and obtain all other remedies available to the Seller under applicable law.


                                   ARTICLE 12
                              TERMINATION; WAIVER

         12.1 Termination. This Agreement may be terminated, and the transaction may be abandoned, at any time prior to the Closing, as follows and in no other manner:

                 (a) Mutual Consent. By the mutual consent of Purchaser and the Seller;

                 (b) By Purchaser or Seller: Condition Precedent. By Purchaser or Seller, upon written notice to the other, if the conditions to the obligations of such canceling party or parties to consummate the transaction, in the case of the Seller, as provided in Article 7 or, in the case of Purchaser, as provided in Article 8, were not, or cannot reasonably be, satisfied on or before one hundred twenty (120) days after the date of this Agreement unless the failure of the condition is the result of the material breach of this Agreement by the party seeking to terminate; provided, however, that, in the event all such conditions have been satisfied except solely the condition with respect to obtaining all required consents, authorizations, and approvals of governmental and regulatory agencies set forth in Sections 7.1(a) and 8.1(a), respectively, and such failure is not due to a breach of this Agreement by the non- terminating party, such date shall be automatically extended for one thirty (30) day period; provided, however, that in no event shall such date be extended beyond an aggregate of one hundred fifty (150) days after the date of this Agreement unless extended by the mutual agreement of the Purchaser and the Seller;

                 (c) By Purchaser or Seller: Representations, Warranties and Covenants. By Purchaser, on the one hand, or Seller, on the other, if (i) any representation or warranty of the other hereunder shall not have been true and correct in all material respects at the time at which made, or (ii) default shall be made by the other in the due and timely observance or performance of any of its covenants and agreements herein contained, but in such event only if such representation or warranty cannot be made true and correct or such default cannot be cured on or prior to the earlier of (x) sixty (60) days after the non-defaulting or non-breaching party notifies the other in writing of such default or breach, specifying the nature thereof or (y) one hundred fifty (150) days after the date of this Agreement, unless such date is extended by mutual agreement of Purchaser and Seller.

No termination of this Agreement shall affect the liability of any party hereto for any breach hereof arising at, prior to or out of such termination; provided, however, that, in the event of a breach hereof by Purchaser, in addition to any other remedies available at law or in equity to the Seller, Seller shall be entitled to retain the Earnest Money. Any public announcement of the termination of this Agreement shall be made only by means of a press release issued jointly by Purchaser and the Company.

         12.2 Waiver. At any time at or prior to the Closing, Purchaser, on the one hand, or Seller, on the other, may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE 13
                             CERTAIN DEFINED TERMS

         13.1 Affiliate. When used with respect to a person, an "Affiliate" of such person is a person controlling, controlled by, or under common control with such person.

         13.2 Agreement. This Stock Purchase Agreement, including all Schedules and Exhibits hereto, and all other documents specifically referred to in this Agreement that have been or, are to be delivered by a party to this Agreement to another such party in connection with this Agreement, and including all duly adopted amendments, modifications, and supplements to or of this Agreement and such Schedules, Exhibits, and other documents.

         13.3 Closing. The completion of the transaction to take place as described in Article 10.

         13.4    Closing Date.  The date on which the Closing actually occurs.

         13.5 Closing Time. The time at which the Closing actually occurs. All events that are to occur at the Closing Time shall, for all purposes, be deemed to occur simultaneously, except to the extent, if at all, that a specific order of occurrence is otherwise described.

         13.6 Code. The Internal Revenue Code of 1986, as amended and in effect on the date of this Agreement.

         13.7 Control. Generally, the power to direct the management or affairs of an entity.

         13.8 Counsel to Seller. Robert B. Vlach, Esq., 4001 McEwen Drive, Ste. 200, Dallas, Texas 75244, telephone number (214) 851-9071; facsimile number (214) 851-9033.

         13.9 Counsel to Purchaser. Strasburger & Price, L.L.P., 901 Main Street, Suite 4300, Dallas, Texas 75202, telephone number (214) 651-4300, facsimile number (214) 651-4330.

         13.10 ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect on the date of this Agreement.

         13.11 GAAP. Generally accepted accounting principles, as in effect on the date of any statement, report, or determination that purports to be, or is required to be, prepared or made in accordance with GAAP. All references herein to financial statements prepared in accordance with GAAP shall mean in accordance with GAAP consistently applied throughout the periods to which reference is made.

         13.12 Knowledge. As used in this Agreement, the term "knowledge" or the phrase "to the knowledge of" or "known to" shall mean the existence of actual or constructive knowledge by such party; provided, however, that no party shall be deemed to have been performed, or be obligated to perform, an independent investigation or inquiry with respect to the matter to which such knowledge pertains.

         13.13 Multiemployer Plan. A "multiemployer plan," as defined in ERISA Section 3(37) or Section 414(f) of the Code, or, in either case, successor provisions to such provisions adopted by amendments to ERISA or the Code, as the case may be, and including, in each case, other provisions of ERISA, of the Code, or of other law, and regulations adopted under ERISA or the Code or such other law, modifying, amending, interpreting, or otherwise affecting the application of such provisions, either in general or as applied to the nature or circumstances of a particular entity that is a party to, or is affected by or is involved in, the Agreement and with respect to which entity the use of the term in this Agreement, or in particular location in this Agreement, is relevant.

         13.14 Payables. Liabilities of a party arising from the borrowing of money or the incurring of obligations for merchandise, goods or services purchased appearing as liabilities on the books of the Company or any Subsidiary, or customarily required to be reflected as liabilities in the balance sheets of the Company or any Subsidiary prepared in accordance with GAAP, indicating monies owed by the Company or such Subsidiary.

         13.15   PBGC.  The Pension Benefit Guaranty Corporation.

         13.16 Pension Plan. A "pension plan" or "employee pension benefit plan," as defined in Section 3(2) of ERISA or successor provisions to such provision adopted by amendments to ERISA and including other provisions of ERISA or of other law, and regulations adopted under ERISA or such other law, modifying, amending, interpreting or otherwise affecting the application of such provisions, either in general or as applied to the nature or circumstances of a particular entity that is a party to, or is affected by or is involved in, the Agreement and with respect to which entity the use of the term in this Agreement, or in the particular location in this Agreement, is relevant. A reference to a Pension Plan shall include the trust, if any, forming a part thereof.

         13.17 Receivables. Accounts receivable, notes receivable, and other obligations appearing as assets on the books of the Company or any Subsidiary, or customarily required to be reflected as assets in balance sheets of the Company or any Subsidiary prepared in accordance with GAAP, indicating moneys owed to the Company or such Subsidiary.

         13.18 Welfare Plan. A "welfare plan" or an "employee welfare benefit plan," as defined in Section 3(1) of ERISA or successor provisions to such provision adopted by amendments to ERISA and including other provisions of ERISA or of other law, and regulations adopted under ERISA or such other law, modifying, amending, interpreting or otherwise affecting the application of such provision, either in general or as applied to the nature or circumstances of a particular entity that is a party to, or is affected by or is involved in, the Agreement and with respect to which entity the use of the term in this Agreement, or in the particular location in this Agreement, is relevant.


                                   ARTICLE 14
                                 MISCELLANEOUS

         14.1 Further Instruments. The parties hereto agree to execute and deliver such instruments and take such other action as shall be reasonably necessary, or as shall be reasonably requested by any other party, in order to carry out the transactions, agreements and covenants contemplated in this Agreement at or prior to the Closing Date.

         14.2 Notices. Any notices, claims or demands which any party is required or may desire to give to another under or in conjunction with this Agreement shall be in writing, and shall be given by addressing the same to such other party(ies) at the address set forth below, and by (i) depositing the same so addressed, postage prepaid, first class, certified or registered, in the United States mail (herein referred to as "Mailing"), (ii) overnight delivery by a nationally recognized overnight courier service (e.g. UPS, Federal Express), (iii) delivering the same personally to such other party(ies), or (iv) transmitting by facsimile and Mailing the original. Any notice shall be deemed to have been given five (5) U.S. Post Office delivery days following the date of Mailing; one day after timely delivery to an overnight courier; if by personal delivery, upon such delivery; or if by facsimile, the day of transmission if made within customary business hours, or if not transmitted within customary business hours, the following business day.

                 (a)      If to Seller:

                          UICI
                          5215 N. O'connor Boulevard, Suite 300
                          Irving, Texas  75039

                          Attn:  W. Brian Harrigan, President
                          Facsimile:  (214) 869-3336

                          With a copy to Counsel to Seller:

                          UICI
                          4001 McEwen Drive, Suite 200
                          Dallas, Texas  75244
                          Attn:  Robert B. Vlach, Esq.
                          Facsimile:  (214) 851-9033

                 (b)      If to Purchaser:

                          United Dental Care, Inc.
                          14755 Preston Road
                          Suite 300
                          Dallas, Texas 75240
                          Attn: William H. Wilcox, President
                          Facsimile: (214) 458-7963

                          With a copy to Counsel to Purchaser:

                          Strasburger & Price, L.L.P.
                          901 Main Street, Suite 4300
                          Dallas, Texas 75202
                          Attn: David K. Meyercord, Esq.
                          Facsimile:  (214) 651-4330

Any party may change the address or facsimile telephone number for notices to be sent to it by written notice delivered pursuant to the terms of this Section 14.2.

         14.3 Entire Agreement; Amendments. This Agreement and the documents to be delivered at Closing hereunder set forth the entire understanding of the parties and supersede all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. This Agreement may be amended, modified or supplemented only by a written agreement executed by Purchaser and Seller.

         14.4 Binding Effect/Assignability. This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns. Purchaser shall have the right at any time to assign this Agreement to any affiliate of Purchaser without the necessity of seeking the consent of the Seller; provided, however, that Purchaser shall not be relieved of any obligations as a result of such assignment and that, in addition to Purchaser remaining liable, any such assignee shall assume and become liable for any and all of Purchaser's obligations under this Agreement. The Seller shall not be entitled to assign any of its respective rights or obligations under this Agreement; provided, however, that the rights and obligations of Seller may be assigned by operation of law or may be assigned to an individual retirement account, pension plan, trust or other entity under the control of Seller but any such assignment shall not relieve or release Seller of any obligations hereunder as a result of such assignment and that, in addition to such Seller remaining liable, any such assignee shall assume and become liable for any and all of Seller's obligations under this Agreement. In connection with any such assignment, Seller may transfer all or any portion of the Shares owned by the Seller and thereby effect an assignment on the basis specified above.

         14.5 Exhibits/Schedules. All Exhibits and Schedules referenced in this Agreement are incorporated herein by reference and shall constitute a part of this Agreement.

         14.6 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof with the remaining provisions remaining in full force and effect and not affected by the illegal, invalid or unenforceable provision or by severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid and enforceable.

         14.7 Headings/Captions. The captions to sections and subsections of this Agreement have been inserted solely for convenience and reference, and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

         14.8 Waiver; Remedies. Waiver by any party hereto of any breach of or exercise of any rights under this Agreement shall not be deemed to be a waiver of similar or other breaches or rights or a future breach of the same duty. The failure of a party to take any action by reason of any such breach or to exercise any such right shall not deprive any party of the right to take any action at any time while such breach or condition giving rise to such right continues. Except as expressly limited by this Agreement, the parties shall have all remedies permitted to them by this Agreement or law, and all such remedies shall be cumulative.

         14.9 Attorney's Fees and Costs. In the event of a breach by any party to this Agreement and commencement of a subsequent legal action in a court of law or forum of arbitration, or in the event legal counsel is consulted in the event of any such breach or in anticipation of any such prospective legal action, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable attorney's fees and court costs, including, but not limited to, the costs of expert witnesses, transportation, lodging and meal costs of the parties and witnesses, costs of transcript preparation and other reasonable and necessary direct and incidental costs of such dispute. "Prevailing party" is the party in whose favor final judgment is rendered.

         14.10   Time.  Time is of the essence under this Agreement.

         14.11 Governing Law. This Agreement shall be construed under and governed by the internal laws, and not the law of conflicts, of the State of Texas.

         14.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same agreement.




                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

         IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the day and year first written above.

PURCHASER:                                     SELLER:

UNITED DENTAL CARE, INC.                       UICI

By: /s/ WILLIAM H. WILCOX                      By:  /s/ W. BRIAN HARRIGAN
   ----------------------------------             -----------------------------
   William H. Wilcox, President                   W. Brian Harrigan, President